Exhibit 10.1

Execution Copy
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) dated the 15th day of September, 2005 (the “Agreement Date”), is by and between the MICHIGAN ECONOMIC DEVELOPMENT CORPORATION, a Michigan public body corporate (the “MEDC”), whose address is 300 North Washington Square, Lansing, Michigan 48913 Attn: Portfolio Manager; and PICOMETRIX, LLC., a Delaware limited liability company (the “Company”), whose address and principal office is 2925 Boardwalk Drive, Ann Arbor, Michigan 48104. As used in this Agreement, each of the MEDC and the Company are individually referred to without distinction as a “Party” and collectively referred to as the “Parties.”
RECITALS
     A. The State of Michigan pursuant to Section 801 of Act Number 11 of the Michigan Public Acts of 2005 (the “Act”) has appropriated monies for the Life Sciences and Technology Tri-Corridor;
     B. Given that the impetus for this funding appropriation is the desire to build both the stature of life science, homeland security and advanced automotive manufacturing research and the level of activity related to life science, homeland security and advanced automotive manufacturing in the State of Michigan (the “State”), the term Michigan Technology Tri-Corridor (the “Corridor”) is being used and the appropriation is being used to create the Michigan Technology Tri-Corridor Fund (the “Fund”);
     C. Consistent with the Act, the mission of the Corridor is to encompass the best of academic life science, homeland security and advanced automotive manufacturing along with acting as a catalyst for a robust entrepreneurial private sector of new and established commercial ventures, thereby enhancing State economic development and the health and well being of the citizens of the State;
     D. The Act and Executive Order 2003-19 created the Michigan Technology Tri-Corridor Steering Committee (the “Steering Committee”), which will monitor and assess the Fund portfolio and the mix of projects within the Corridor to insure that Fund disbursements are consistent with the Act;
     E. The Steering Committee prepared and advertised a Request for Proposals for disbursements from the Fund;
     F. The Company submitted a Project Application (the “Proposal”) in response to a Request for Proposals circulated by the Steering Committee;
     G. In the Proposal the Company described how financial support from the Fund could be used by the Company to engage in life sciences, homeland security and advanced automotive manufacturing activity within the State toward the accomplishment of life science, homeland security and advanced automotive manufacturing milestones;
     H. After peer review for scientific and economic merit commissioned by the Steering Committee, the Proposal was highly rated as meeting the mission of the Corridor;
     I. By Resolution of the Steering Committee, dated June 15, 2005, the Fund offered the Company an award of One Million Two Hundred Thousand Dollars ($1,200,000);
     J. The MEDC has determined that all of such funds shall be disbursed according to the terms and conditions hereinafter set forth;

     K. The Company desires to obtain financial support from the Fund in the form of a loan, to conduct life sciences research and development activity within the State toward the accomplishment of certain milestones, upon the terms and conditions hereinafter set forth;
     L. Consistent with the Act and in accordance with the MEDC’s mission of carrying out efficient and effective economic development programs and policies within the State, the MEDC has agreed to administer certain disbursements from the Fund; and
     M. The MEDC desires to disburse a Loan to the Company in the amount of One Million Two Hundred Thousand Dollars ($1,200,000) upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the recitals and mutual agreements hereinafter contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms whenever capitalized, shall have the following respective meanings unless the context or use clearly indicates another or different meaning or intent, and such definitions shall be applicable to both the singular and plural forms:
(a)	“Act” means Section 801 of Act Number 11 of the Public Acts of 2005, as amended, that appropriated monies for the State of Michigan Technology Tri-Corridor.

(b)	“Agreement” means this Loan Agreement as it may be amended or supplemented in accordance with its terms, the Loan Documents and the Exhibits to this Agreement.

(c)	“Agreement Date” means the date on which this Agreement is executed.

(d)	“Board” means the Board of Directors of the Company.

(e)	"Budget” means the budget included as Exhibit “F”.

(f)	“Bureau” means the Bureau of Commercial Services of the Department of Labor and Economic Growth.

(g)	“Closing Date” means the date on which the first disbursement is made under this Agreement.

(h)	“Company” means Picometrix, LLC, a Delaware limited liability company and a wholly owned subsidiary of Advanced Photonix, Inc.

(i)	“Corridor” means the Michigan Technology Tri-Corridor.

(j)	“Events of Default” means those events described in Section 8.1 of this Agreement, and “Event of Default” shall mean any one of such events.

(k)	“Exhibit” means each of the documents or instruments attached to this Agreement identified as an Exhibit serially lettered, each of which is hereby incorporated by reference, and as such may be amended.

(l)	“Fund” means the Michigan Technology Tri-Corridor Fund created pursuant to the Act.

(m)	“Indebtedness” means the outstanding principal of, and accrued but unpaid interest on, the Note.

(n)	“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how.

(o)	“Key Milestones” means major achievements of the Company as described in Exhibit “A”.

(p)	“Loan” means the loan made by the MEDC to the Company, under this Agreement.

(q)	“Loan Disbursement” means a disbursement on the Loan under this Agreement.

(r)	“Loan Disbursement Request” means a written request from the Company for a Loan Disbursement.

(s)	“Loan Documents” means this Agreement, the Note and the Security Agreement.

(t)	“Maximum Amount” means of One Million Two Hundred Thousand Dollars ($1,200,000).

(u)	“MEDC” means the Michigan Economic Development Corporation, a Michigan public body corporate.

(v)	“Milestone Certificate” means the certificate issued by the Company whereby the Company certifies the completion of certain Key Milestones in the form of Exhibit “B”.

(w)	“Milestone Report” means the report submitted by the Company to demonstrate completion of one or more sets of Key Milestones.

(x)	“Note” means the Promissory Note (Line of Credit) of the Company evidencing the Loan in the form attached hereto as Exhibit “D”.

(y)	“Portfolio Manager” means that individual person designated by the MEDC to administer this Agreement and to make and monitor the disbursements hereunder.

(z)	“Proceeds” means funds paid by the MEDC to the Company pursuant to this Agreement.

(aa)	“Progress Report” means the semi-annual report submitted each April and October describing the current status of milestones. The Progress Report includes the Metrics and Statistics section.

(bb)	“Proposal” means the Project Application for funding submitted by the Company, and attached hereto as Exhibit “G”.

(cc)	“State” means the State of Michigan.

(dd)	“Steering Committee” means the Michigan Technology Tri-Corridor Steering Committee created pursuant to the Act.

(ee)	“Trigger Event” means, as of the time determined, when the Company ceases to have substantially all of its employees (exclusive of sales staff) or operations located within the State.
     Section 1.2 Construction of Certain Terms. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article,” or “Section,” shall refer to the specified Article, or Section, of this Agreement.
ARTICLE II
LOAN
     Section 2.1 Loan Commitment. Pursuant to the terms and conditions of this Agreement, the MEDC agrees to make a Loan to the Company in the amount of up to the Maximum Amount in such installments and at such times as the Company may specify in accordance with Section 2.2 hereof. The MEDC’s obligation to disburse any portion of the Loan shall automatically be suspended upon the occurrence, and during the continuance, of an Event of Default.
     Section 2.2 Loan Disbursement Procedure. The Company, at its discretion, may request a disbursement (a “Loan Disbursement”) of a portion of the Loan no more frequently than once a month by delivering to the MEDC a completed Loan Disbursement Request, substantially in the form as Exhibit “C” (the “Loan Disbursement Request”) and a Milestone Report. The MEDC shall within thirty (30) calendar days of its receipt of the Loan Disbursement Request make the Loan Disbursement (either by check or wire transfer as selected by the MEDC) directly to the Company, upon satisfaction of the following conditions:
(i)	the initial Loan Disbursement Request must be accompanied by an (A) executed original of the Note, and (B) an opinion of legal counsel to the Company, substantially in the form attached as Exhibit “E”; and must not exceed Six Hundred Thousand Dollars ($600,000);

(ii)	the second Loan Disbursement does not, upon achievement of the first set of Key Milestones, exceed One Hundred Sixty Eight Thousand Dollars ($168,000);

(iii)	the third Loan Disbursement does not, upon achievement of the second set of Key Milestones, exceed One Hundred Sixty Eight Thousand Dollars ($168,000);

(iv)	the fourth Loan Disbursement does not, upon achievement of the third set of Key Milestones, exceed One Hundred Sixty Eight Thousand Dollars ($168,000);

(v)	provided the Company has achieved all of the Key Milestones and submitted its Final Report, the final Loan Disbursement, together with all other Loan Disbursements to the Company, does not exceed the Maximum Amount;

(vi)	there is no outstanding Event of Default as of the date of the Disbursement Request; or

(vii)	with respect to the final Loan Disbursement, receipt and approval by the Portfolio Manager of the Company’s Final Report demonstrating achievement of milestones that the Portfolio Manager determines to be in material compliance with Exhibits F (Budget), A (Key Milestones), and G (Proposal), or amendments thereof.
     Section 2.3 Application of Loan Payments. The Company shall make all payments, whether repayments of principal or payments of interest, by check or wire transfer as directed by the MEDC. The MEDC shall apply all payments received from the Company first to any late fees, then to accrued interest and then to principal.
     Section 2.4 Loan Prepayments. The Company shall have the right to prepay accrued interest and principal in whole or in part at any time without payment of any prepayment fee or penalty. Prepayments are to be applied first to accrued interest and then to principal.
     Section 2.5 Acceleration. Upon the occurrence of a Trigger Event or if an Event of Default remains uncured beyond the period allowed in Section 8.1, the MEDC may at its sole option and discretion declare the entire unpaid balance of principal and accrued interest immediately due and owing. The MEDC shall give the Company written notice of this declaration of acceleration by sending a statement to the Company stating the declaration and setting out the amount owed as of the date of the notice; provided, however, that in the event of any acceleration by reason of the occurrence of a Trigger Event, the amount due shall be equal to the sum of the Indebtedness and a premium equal to seven percent (7%) of the then-outstanding principal balance of the Loan. Notwithstanding the foregoing, but provided that the MEDC shall have disbursed the Maximum Amount in respect of satisfaction of all of the Key Milestones, the MEDC may not accelerate the Indebtedness by reason of the occurrence of a Trigger Event during the eighteen (18) month period commencing with the last such disbursement, but may do so at any time during the sixty (60) days following the expiration of such period with respect to a Trigger Event occurring during such period. In any event, Interest shall continue to accrue at the rate set out herein until the Company pays the entire balance (and such premium, if applicable), together with all accrued interest, in full.
ARTICLE III
REPRESENTATIONS AND COVENANTS OF THE COMPANY
     Section 3.1 Organization. The Company is duly organized and is validly existing in good standing under the laws of the State of Delaware and has the limited liability company power and authority to enter into and perform its obligations under this Agreement. The Company is not presently authorized to conduct business as a foreign limited liability company in any jurisdiction other than the State of Michigan. Exhibit “H” includes a certificate of good standing from the State of Michigan dated within sixty (60) calendar days of the Closing Date, together with copies of the Company’s Certificate of Formation (including all amendments, restatements and supplements). On the Agreement Date the Company has its principal office and substantially all of its operations and employees located within the State. The sole member of the Company is Advanced Photonix, Inc., a Delaware corporation.
     Section 3.2 Limited Liability Company Authority. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by all necessary and proper limited liability company action on the part of the Company and will not violate any provision of law or of the Company’s Certificate of Formation or operating agreement, or result in the breach of or constitute a default or require any consent under, or result in the creation of any lien, charge, restriction, claim or encumbrance upon, any property or assets of the

Company pursuant to any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected, other than has or will be obtained or as specifically provided herein, and this Agreement is valid, binding, and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws or affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 3.3 Consent. Except as has been disclosed in writing to the MEDC or already obtained, no consent or approval is necessary from any governmental or other authority, except the MEDC, as a condition to the execution and delivery of this Agreement by the Company or the performance of any of its obligations hereunder.
     Section 3.4 Full Disclosure. Neither this Agreement, the Proposal, nor any written statements or certificates furnished by the Company to the Steering Committee or the MEDC in connection with the making of the award and Agreement contain any untrue statement or material fact, or omit a fact necessary to make the statements contained therein or herein misleading. There is no fact that the Company has not disclosed to the Steering Committee or the MEDC in writing, which materially adversely affects or, to the best of the Company’s knowledge, is likely to materially adversely affect the properties, business, or condition (financial or otherwise) of the Company or the ability of the Company to perform this Agreement.
     Section 3.5 Litigation. Except as has been disclosed in writing to the MEDC, to the knowledge of the Company or its officers, there are no suits or proceedings, pending or, to the knowledge of the Company, threatened, before any governmental commission, board, bureau, or other administrative agency or tribunal, which, if resolved against the Company, would have a material adverse effect on the financial condition or business of the Company.
     Section 3.6 Compliance with Laws. To its knowledge, the Company is not and will not during the term of this Agreement be in violation of any laws, ordinances, regulations, rules, orders, judgments, decrees or other requirements imposed by any governmental authority to which it is subject, including those related to research misconduct and research integrity, and will not fail to obtain any licenses, permits or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect its business, profits, properties or condition (financial or otherwise).
     Section 3.7 Suits or Other Proceedings. Upon the Company obtaining knowledge of any material litigation, dispute or proceeding being instituted or threatened against the Company or any attachment, levy, execution or other process being instituted against any property or assets of the Company, the Company will promptly notify the MEDC in writing of such litigation, dispute, levy, execution or other process.
     Section 3.8 No Brokers or Finders. No individual person, firm or entity has a right, interest or claim against the Company for any commission or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.
     Section 3.9 Use of Proceeds. The Company shall use the Proceeds as described in the Budget. The Company agrees that all Proceeds shown in the Budget are to be spent as generally specified, except that re-budgeting between general categories of up to ten percent (10%) of the total budget amount is permissible without the necessity of prior approval by the Portfolio Manager. Any other changes to the budget must be pre-approved in writing by the Portfolio Manager. Any Proceeds used to pay employees or contractors not contemplated by the Proposal who perform services outside the State must be pre-approved by the Portfolio Manager, which approval shall not be unreasonably withheld or delayed. The Company shall maintain an overall financial management system to ensure effective control over and accountability for all funds received hereunder, as well as records that allow for the comparison of actual expenditures outlays with budgeted amounts, supported in each case by source documentation (including without limitation, time sheets and third party invoices) for all expenditures of Proceeds greater than $100 that is sufficiently detailed so as to allow for the verification of such expenditure and comparison with Budget line items.
     Section 3.10 Property. The Company will maintain its property and assets in customary repair, order and condition.
     Section 3.11 Proprietary Information of Third Parties. No third party has claimed or, to the Company’s knowledge, has reason to claim that any individual person, firm or entity employed by or affiliated with the Company has: (a) violated an employment, non-competition or non-disclosure agreement; (b) disclosed or utilized any trade secret or proprietary information or documentation of the third party; or (c) interfered in the employment relationship between the third party and any of its present or future employees. The Company has not received a request for information from a third party that suggests this type of claim may be contemplated. To the Company’s knowledge, after reasonable inquiry, no individual person, firm or entity employed by or affiliated with the Company has or intends to: (i) employ any trade secret, information or documentation proprietary to any former employer; or (ii) violate any confidential relationship with a third party in connection with the development, manufacture or sale of any of the Company’s products, proposed products, services or proposed services. The Company is not aware of any aspect in the conduct of its business or the performance of this Agreement that will constitute a breach or default under any agreement entered into by any individual person, firm or entity employed by or affiliated with the Company.
     Section 3.12 Trade Secret Protection. To the Company’s knowledge, all technical information developed by and belonging to the Company that has not been patented has been kept confidential. All employees and consultants of the Company having access to the confidential or proprietary information of the Company have signed a non-disclosure agreement for the benefit of the Company. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company’s trade secrets. To the Company’s knowledge, the trade secrets have not been disclosed by the Company or by any shareholder, officer or employee in any forum, such as a conference or seminar, or in any professional journal, trade publication or any other publication or non-confidential writing. The trade secrets have not been disclosed in a presentation to a prospective joint venture or manufacturing partner or investor without an appropriate confidentiality agreement. Any of the employees of the Company and any other individual person, firm or entity who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets or who have knowledge of or access to information relating to them, have been put on notice thereof and have entered into appropriate nondisclosure agreements. To the knowledge of the Company, no individual person, firm or entity other than the Company’s officers, employees and consultants under obligations of confidentiality has possession or knowledge of the Company’s trade secrets, excepting the United States government by reason of contracts between the Company and the United States Government. Notwithstanding the foregoing, the Company has and will continue to disclose trade secrets and other proprietary information to potential institutional investors and to other potential investors from whom or which the Company is unable to secure an obligation of confidentiality.
     Section 3.13 Intellectual Property Rights. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary or desirable to the conduct of its business as currently conducted and as contemplated by the Proposal. No claim is pending or, to the Company’s knowledge is threatened, in connection with the Company’s use of any Intellectual Property. The Company has no actual knowledge of the basis for a claim against the Company’s use of its Intellectual Property. The Company has not received notice that it is in default of any license agreement to which the Company is a licensee.

ARTICLE IV
REPRESENTATIONS AND COVENANTS OF THE MEDC
     The MEDC represents and warrants to the Company that:
     Section 4.1 Organization. The MEDC is a public body corporate formed under an Interlocal agreement pursuant to the Urban Cooperation Act of 1967, as amended, primarily to promote economic development in the State. The MEDC has the corporate power and authority to enter into and perform its obligations under this Agreement.
     Section 4.2 Consent. Except as had been disclosed in writing to the Company, no consent or approval is necessary from any governmental authority as a condition to the execution and delivery of this Agreement by the MEDC or the performance of any of its obligations hereunder.
     Section 4.3 Sophistication. The MEDC has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of making the Loan. The MEDC is financially able to bear the risk of total loss thereof.
     Section 4.4 Information. The MEDC has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The MEDC has asked for and received all information it needs to evaluate the transactions contemplated by this Agreement, subject to the accuracy of the representations and warranties of the Company contained in this Agreement.
ARTICLE V
INSURANCE AND INDEMNIFICATION
     Section 5.1 Insurance. The Company, during the term of this Agreement, will acquire and maintain insurance from responsible companies in such amounts and against such risks as are ordinarily carried by similar businesses, including but not limited to public liability insurance, workers’ compensation insurance or a program of self-insurance complying with the requirements of State law. The Company shall provide evidence of such insurance to the MEDC at its request.
     Section 5.2 Indemnification and Hold Harmless. Except for disbursement of the Proceeds as required in this Agreement, the MEDC, its corporate board, its Executive Committee, the Steering Committee and their respective participants, officers, agents and employees (collectively, the “Indemnified Persons”) shall not be liable to the Company for any reason.
     The Company shall indemnify and hold the MEDC or other Indemnified Person harmless against any and all claims asserted by or on behalf of any individual person, firm or entity, (other than an Indemnified Person), arising or resulting from, or in any way connected with this Agreement and any and all related documents executed and delivered in connection therewith or any act or failure to act by the Company under the Agreement, including all liabilities, costs and expenses, including reasonable counsel fees, incurred in any action or proceeding brought by reason of any such claim. In the event that any action or proceeding is brought against the MEDC or other Indemnified Person by reason of any such claim, such action or proceeding shall be defended by MEDC counsel or by counsel chosen by the Company, as the MEDC shall determine and indicate by notice to the Company within fifteen (15) days of the MEDC’s receipt of notice of the filing of any such claim. In the event such defense is by MEDC counsel, the Company shall indemnify the MEDC for reasonable costs of its counsel allocated to such defense and charged to the MEDC, subject to delivery by the MEDC to the Company of detailed invoices for such costs. If the MEDC fails to timely give such notice, the Company shall assume the defense of such claim at its sole cost and expense.
     The Company shall have no obligation to indemnify an Indemnified Person under this Section 5.2 if a court with competent jurisdiction finds that the liability in question was caused by the willful misconduct or gross negligence of the MEDC or other Indemnified Person, unless the court finds that despite the adjudication or liability, the MEDC or other Indemnified Person is fairly and reasonably entitled to indemnity for the expenses the court considers proper. The MEDC and the Company agree to act cooperatively in the defense of any action brought against the MEDC or another Indemnified Person, the Company, or the MEDC or other Indemnified Person and the Company jointly to the greatest extent possible.
     Any Indemnified Person making a claim under this Section 5.2 shall give the Company notice thereof within fifteen (15) days following the Indemnified Person’s receipt of the complaint or other pleading giving rise to such claim, which notice shall specify the nature, scope and amount of any such claim and be accompanied by such complaint or other pleading. The failure of such Indemnified Person to deliver such notice within such fifteen (15) day period shall, if materially prejudicial to the Company’s ability to defend such action, relieve the Company of its obligation of indemnity hereunder as to such claim. In the event that the MEDC shall use its own counsel to defend against any claim giving rise to the Company’s obligation of indemnity under this Section 5.2, the Company shall nonetheless, at its sole cost and expense, have the right to participate in such defense to the extent practical. If the MEDC assumes defense of any such claim, the Company shall not have any obligation of indemnity hereunder with respect to any settlement of such claim made without the Company’s consent, which consent shall not be unreasonably withheld. If the Company assumes the defense of any such claim, the Company shall not settle any such claim that involves anything other than the payment of money by the Company without the consent of the MEDC or any other Indemnified Person, which consent shall not be unreasonably withheld or delayed.
     Performance of the activities contemplated under this Agreement is within the sole control of the Company and its employees, agents and contractors, and an Indemnified Person shall have no liability in tort or otherwise for any loss or damage caused by or related to the actions, products and processes of the Company, its employees, agents or contractors.
     The Company shall also indemnify the MEDC and any other Indemnified Persons from and against all costs and expenses, including reasonable counsel fees, lawfully incurred in enforcing any obligation of the Company under this Agreement.
     This Section 5.2 shall survive the termination of this Agreement.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF MEDC
     The MEDC’s obligations under this Agreement are contingent upon the Company satisfying the MEDC that the following conditions have been met, on or before the Closing Date.
     Section 6.1 Opinion of Company’s Counsel. The MEDC shall have received an opinion from counsel for the Company, dated the Closing Date, in substantially the form of the letter attached as Exhibit “E”.
     Section 6.2 Satisfactory Due Diligence. The MEDC shall have completed its due diligence of the Company and be reasonably satisfied with the outcome.

ARTICLE VII
GENERAL TERMS AND CONDITIONS
     Section 7.1 Key Milestones. The Company agrees to the Sets of Key Milestones set forth as Exhibit “A”.
     Section 7.2 Key Milestones Reached. The Portfolio Manager (as defined herein) shall determine reasonable and substantial compliance with the Key Milestones reached based on; (i) the Milestone Certificate, which shall be submitted by the Company in substantially the form of Exhibit “B”; and (ii) the Milestone Report. The Portfolio Manager shall, within thirty (30) calendar days of receipt of the Milestone Certificate and the Milestone Report, do one or more of the following: request to review or inspect Company records related to a Milestone Certificate and Milestone Report pursuant to Section 7.3; approve the Milestone Certificate and Milestone Report; request further clarifying information or, determine that the Key Milestones have not been accomplished and reject the Loan Disbursement Request, provided that any rejection shall be done in good faith and not for an arbitrary or capricious reason. Absent any such affirmative action by the MEDC, the Milestone Certificate and the Milestone Report shall be deemed accepted by the MEDC.
     Section 7.3 Access to Records and Inspection Rights. To enable the MEDC to monitor and ensure compliance with the terms of this Agreement, the Company shall permit the MEDC to inspect the books and records, including financial records and all other information and data relevant to the terms of this Agreement and the expenditure of the Proceeds, but not more than once per calendar quarter except upon the occurrence of an Event of Default or the MEDC’s reasonable belief that an Event of Default has occurred. The Company shall permit the Portfolio Manager or any employee or agent of the MEDC to visit, upon reasonable prior notice and during normal business hours, the Company offices and any other location where books and records of the Company are normally kept, to inspect the books and records, including financial records, of the Company related to this Agreement (including information and data deemed by the Company as Confidential Information, as defined in Section 7.6 hereof). At such visits, the Company shall permit the Portfolio Manager or any employee or agent of the MEDC to make copies thereof or extracts therefrom of information not deemed by the Company as Confidential Information and to discuss the affairs, finances and accounts of the Company related to this Agreement with its officers, employees or agents who are primarily responsible for expenditure of the Proceeds as often as the MEDC may reasonably require. Notwithstanding anything to the contrary in this Article VII, any information and data that the Company reasonably determines is Confidential Information shall be reviewed by the MEDC at the offices of the Company (in lieu of the Company delivering such information or data to the MEDC) during normal business hours and the MEDC shall not have the right to remove, photocopy, photograph or otherwise record in any way any part of such books and records without the prior written consent of the Company.
     Section 7.4 Information and Reports. The Company shall provide to the MEDC semi-annual summary progress reports (the “Progress Reports”) on each, April 1 and October 1, for the six (6) month period ending a full month prior to the due date in a form acceptable to the Portfolio Manager except that the Portfolio Manager hereby waives the requirement for the October 2005 Progress Report. Each Progress Report shall contain a concise description of activities supported by the Proceeds, the Company’s accomplishments, the Company’s performance against the Key Milestones, information on the use of the Proceeds, Metrics and Statistics section, and any additional information or data requested by the Portfolio Manager reasonably related to the business, affairs and financial condition of the Company, provided that such additional information or data does not constitute Confidential Information the review of which shall be conducted pursuant to Sections 7.3 and 7.6 hereof. The Progress Report shall be substantially in the form of Exhibit “J” (Progress Report Form). The Milestone Reports shall contain adequate documentation to demonstrate that a set of Key Milestones has been met. The Milestone Report shall contain a table of contents and state the Key Milestone (or part thereof)

that is to be reviewed. Furthermore, the Milestone Report shall include the contract number/letter, page number, paragraph number, and sentence number, if needed, where the milestone can be verified and include copies of receipts, other supporting documentation, and all relevant attachments. If the Milestone Report coincides with the semi-annual Report, and upon agreement of the Portfolio Manager at least one week prior to the due date, the Portfolio Manager may waive the semi-annual Report, less the Metrics and Statistics section, and accept the Milestone Report to fulfill the semi-annual Report requirement. There will be frequent contact between the MEDC and the Company, including a minimum of two site visits made approximately at the one year and two year anniversary of the Agreement Date and pursuant to at least ten (10) business days advance notice. Within six (6) months following the completion of the (last) Set of Key Milestones, the Company shall provide the MEDC with a Final Progress Report (the Final Progress Report). The final Progress Report shall be an all-encompassing report and shall include a description of the milestones achieved during the award period, budget, metrics, statistics, intellectual property and commercialization status, any supporting documentation and any other information or data requested by the Portfolio Manager to assess compliance with Exhibits F (Budget), A (Key Milestones) and G (Proposal). All Progress Reports shall be retained by the MEDC and shall be in a form as determined in advance by the Portfolio Manager. The Company shall include reprints of publications published based upon developments funded by the Proceeds in the semi-annual Progress Reports and the Final Progress Report. The Company shall provide to the MEDC immediate notice of any material change to activities funded with the Proceeds, including, but not limited to, changes to key personnel. The Company agrees that all material changes to milestones and the Budget (other than as provided in section 3.9 above, Exhibit A and Exhibit G) must be pre-approved in writing by the Portfolio Manager, which approval shall not be unreasonably withheld or delayed.
     Section 7.5 Annual Financial Statements. The Company shall provide to the MEDC copies of the financial statements for its parent, Advanced Photonix, Inc., as audited by an independent certified public accountant and filed with the Securities and Exchange Commission, within one hundred and fifty (150) calendar days after the end of the Company’s fiscal year.
     Section 7.6 Confidentiality. In connection with the transactions contemplated by this Agreement, the MEDC or its representatives may obtain, or have access to, confidential and/or proprietary information or data concerning the business, operations, assets and liabilities of the Company, including, without limitation, the Company’s Intellectual Property (collectively, the “Confidential Information”). The MEDC agrees that it and its representatives will use the Confidential Information solely for the purpose of consummating the transactions contemplated by this Agreement, and that the Confidential Information will be kept strictly confidential and that neither the MEDC nor any of its representatives will disclose any of the Confidential Information in any manner whatsoever; provided, however, that the MEDC may disclose Confidential Information (a) to such of its representatives who need such information or data for the sole purpose of consummating the transactions contemplated by this Agreement, (b) to the extent required by applicable law (including, without limitation, the Michigan Freedom of Information Act, as amended), (c) if, prior to the Agreement Date, such information or data was generally publicly available, (d) if after the Agreement Date, such information or data becomes publicly available without fault of or action on the part of the MEDC or its representatives, and (e) in all other cases, to the extent that the Company gives its prior written consent to such disclosure. Notwithstanding the foregoing, the MEDC shall give the Company not less than three (3) days’ prior written notice of any disclosure permitted by this Section 7.6 to allow the Company and its parent corporation to comply with Regulation FD, as promulgated under the Securities Act of 1933, as amended. This Section 7.6 shall survive termination of this Agreement.
     Section 7.7 Portfolio Manager. The MEDC shall designate a Portfolio Manager to administer this Agreement and to monitor the disbursements hereunder. The Portfolio Manager may be changed at the discretion of the MEDC.

     Section 7.8 Publicity. The Company will not use the name of the MEDC, nor any officer, agent or employee of the MEDC in any publicity, advertising or news release concerning this Agreement without the prior written approval of the Portfolio Manager or an authorized representative of the MEDC, which approval shall not be unreasonably withheld or delayed. The Parties agree to prepare and issue at least one news release announcing this Agreement within thirty (30) calendar days after the Agreement Date, which news release(s) shall be subject to the prior approval of the Parties and the expense of which shall be borne by the MEDC. The MEDC shall give the Company not less than three (3) days’ prior written notice of any dissemination of any such press release to allow the Company and its parent corporation to comply with Regulation FD, as promulgated under the Securities Act of 1933, as amended.
     Section 7.9 Intangible Rights. The Company, will make all filings and applications and take any other steps which, in the opinion of the Company’s counsel and subject to the consent of the Board, are necessary to protect the Company’s interests in the intangible rights that the Board determines are necessary or appropriate for the conduct of its business, including licenses, permits, franchises, concessions, and Intellectual Property. The Company will register its ownership of every patent that it owns by assignment with the United States Patent and Trademark Office. The Company will require all employees and consultants involved in product development to execute an assignment to the Company of the rights to all technology, inventions, computer programs, written materials or other matters developed in the course of employment or consultation with the Company.
     Section 7.10 Compliance with Governing Documents. The Company shall comply with all obligations under its Certificate of Formation and operating agreement.
     Section 7.11 Discharge of Obligations. Unless contested in good faith by appropriate proceedings without risk of encumbrance of any Company asset, the Company shall promptly pay and discharge all taxes, assessments, and governmental charges lawfully levied or imposed upon it (in each case before they become delinquent and before penalties accrue), pay when due all lawful claims for labor, materials, supplies, and rents, and pay all other debts and liabilities that if unpaid would by law result in a writ of attachment, garnishment, execution, tax lien, or similar writ upon any of the property of the Company.
     Section 7.12 Enforcement of Rights. To the extent necessary to protect its intellectual property and without incurring extraordinary expense, the Company will enforce its rights under all confidentiality and non-competition agreements it has entered into.
     Section 7.13 Termination of Funding. In the event that the State Legislature or the State government fails to provide or terminates the funding necessary for the MEDC to fund the Proceeds, the MEDC may terminate this Agreement by providing notice to the Company not less than thirty (30) calendar days prior to the date of cancellation; provided, however, that in the event the action of the State Legislature or State government results in an immediate absence or termination of funding, this Agreement may be terminated effective immediately upon delivery of notice to the Company. In the event of termination of funding the MEDC has no further obligation to pay for expenditures incurred by the Company beyond the date of termination of this Agreement and the Company’s indemnification obligation under Section 5.2 hereof shall be limited to the Proceeds disbursed as of the time of such termination.
     Section 7.14 Termination of Agreement. Other than as set forth in Sections 7.13 and 8.2 hereof, this Agreement shall terminate upon payment in full of the Note, whether by payment at maturity or prepayment.

ARTICLE VIII
DEFAULT
     Section 8.1 Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement, unless a written wavier of the Event of Default is signed by the MEDC: (a) any representation made by the Company shall prove incorrect at the time that such representation was made in any material respect, including, but not limited to, any information provided under Section 7.4, the requirements of Section 3.6 and the original proposal (Exhibit G); (b) any material breach by the Company of any covenant made by, or obligation of, the Company under this Agreement (including, without limitation, the Company’s obligations under Sections 2.5, 3.9, 7.3 and 7.4), which breach is not cured to the reasonable satisfaction of the MEDC within thirty (30) days after receipt of notice thereof; provided, however, if such breach cannot be cured within such thirty (30) day period, it shall not constitute an Event of Default hereunder so long as the MEDC reasonably determines that the Company is diligently pursuing a cure thereof; (c) any failure by the Company to pay any installment of principal or interest when due hereunder and such failure shall continue and shall not be cured for a period of ten (10) calendar days after the due date of such payment; (d) the Company’s failure generally to pay debts as they mature, or the appointment of a receiver or custodian over a material portion of the Company’s assets, which receiver or custodian is not discharged within sixty (60) calendar days of such appointment; (e) any voluntary bankruptcy or insolvency proceedings are commenced by the Company; (f) any involuntary bankruptcy or insolvency proceedings are commenced against the Company, which proceedings are not set aside within sixty (60) calendar days from the date of institution thereof; (g) any writ of attachment, garnishment, execution, tax lien, or similar writ is issued against the property of the Company which is not either (i) removed within sixty (60) calendar days, or (ii) bonded over by the Company while being contested in good faith by appropriate proceedings; (h) the Company’s failure to timely meet one of the Key Milestones set out in Exhibit “A”; (i) the occurrence of the Trigger Event; or (j) the Company ceases substantially all of its operations.
     Section 8.2 Available Remedies. Upon the occurrence of any one or more of the Events of Default, the MEDC may terminate this Agreement and retains the right to demand return of any Proceeds paid as a result of the violation of this Agreement giving rise to such Event of Default. The termination of this Agreement is not intended to be the sole and exclusive remedy in case any Event of Default shall occur and each remedy shall be cumulative and in addition to every other provision or remedy given herein or now or hereafter existing at law, in equity, by statute or otherwise. The Company will pay all costs and expenses, including, without limitation, reasonable attorneys fees and expenses incurred by the MEDC in collecting any sums due the MEDC under this Agreement, in enforcing any of its rights hereunder due to failure of the Company to comply with its obligations under this Agreement, or in exercising any remedies available to the MEDC as result of the occurrence of one or more Events of Default.
     Section 8.3 Reimbursement. If this Agreement is terminated as described in Section 8.2 hereof, the MEDC shall have no further obligation to make any further payment of the Proceeds to the Company. The Company shall reimburse the MEDC for disbursements of the Proceeds determined to have been expended for purposes other than as set forth in Section 3.9 hereof and for the Proceeds which were previously disbursed but not yet expended by the Company and which are not subject to an irrevocable or non-cancelable legal commitment of the Company for expenditure of funds contemplated by the Budget or otherwise approved by the MEDC.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) three (3) business days after the mailing date, whether or not actually received, if sent by United States mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. The notice address for the Parties shall be the address as set forth in the introductory paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient’s fax number or e-mail address, to be as reasonably identified by the notifying Party. The MEDC and the Company may by notice given hereunder designate any further or different addresses to which subsequent notices shall be sent.
     Section 9.2 Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and communications, whether written or oral, with respect to the subject matter hereof.
     Section 9.3 Counterparts and Copies. This Agreement may be executed in any number of counterparts, each of which, when executed shall be deemed an original, and all of which together, shall constitute one and the same agreement. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as though such copy was an original.
     Section 9.4 Severability. If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, to the extent permitted by the court order, decree or judgment the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.
     Section 9.5 Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
     Section 9.6 Governing Law. This Agreement and the Loan Documents shall be deemed to be a contract made under the laws of the State, and for all purposes shall be governed by, and construed in accordance with, the laws of the State (excluding choice of law rules of such jurisdiction).
     Section 9.7 Jurisdiction. In connection with any dispute between the parties under this Agreement, the Company hereby irrevocably submits to jurisdiction of the court of the State of Michigan in Ingham County or, if such court does not have jurisdiction, the United States District Court for the Eastern District of Michigan. The Company hereby waives and agrees not to assert, by way of motion as a defense or otherwise in any such action any claim (a) that it is not subject to the jurisdiction of such courts, (b) that the action is brought in an inconvenient forum, (c) that it is immune from any legal process with respect to itself or is property, (d) that the venue of the suit, action or other proceeding is improper, or (e) that this Agreement or the subject matter hereof may not be enforced in or by such courts.
     Section 9.8 Relationship between Parties. The relationship between the parties is only as described in this Agreement. The Company and its officers, agents and employees shall not describe or represent themselves as agents of the MEDC to any individual person, firm or entity for any purpose.
     Section 9.9 Successors and Assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 9.10 Waiver. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver unless otherwise stated in this Agreement, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right.
     Section 9.11 Amendment. This Agreement may not be modified or amended except pursuant to a written instrument signed by the Parties.
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     The Parties have executed this Agreement as of the above written date.
Michigan Economic Development Corporation

By
/s/ James C. Epolito
James C. Epolito
Its President and CEO
Picometrix, LLC
By Advanced Photonix, Inc.
Its Sole Member

By
/s/ Richard D. Kurtz
Richard D. Kurtz
Its Chief Executive Officer